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Exhibit 10.1

EMPLOYMENT AGREEMENT

        EMPLOYMENT AGREEMENT made and entered into as of the 1st day of October, 2002, by and between Aquila, Inc. (the "Company"), a Delaware corporation, and Richard C. Green, Jr. (the "Executive") (certain capitalized terms used herein being defined in Section 12).

        WHEREAS, the Executive is currently serving as Chairman of the Company, and the Company desires to secure the continued employment of the Executive as Chairman, Chief Executive Officer of the Company in accordance herewith;

        WHEREAS, the Executive is willing to commit himself to be employed by the Company on the terms and conditions herein set forth and thus to forego opportunities elsewhere; and

        WHEREAS, the parties desire to enter into this Agreement, as of the Effective Date, setting forth the terms and conditions for the employment relationship of the Executive with the Company during the Employment Period.

        NOW, THEREFORE, IN CONSIDERATION of the mutual premises, covenants and agreements set forth below, it is hereby agreed as follows:

1.
Employment and Term.

          (a)    Employment. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement during the Employment Period.

          (b)    Term. The term of this Agreement shall commence as of the date hereof (the "Effective Date") and, subject to earlier termination pursuant to Section 4, shall continue until the date that is the third anniversary of the Effective Date (the "Initial Term"); provided, however, that on each anniversary of the Effective Date the term of this Agreement shall automatically be extended by one year (the Initial Term and each such three-year period commencing after each such anniversary, subject to such earlier termination, the "Employment Period"), unless at least sixty days prior to such anniversary the Company or the Executive shall have given written notice that this Agreement shall not be extended, in which case the Employment Period shall terminate on the date that is two years following such anniversary.

2.
Duties and Powers of Executive.

          (a)    Position; Location. During the Employment Period, the Board shall use its best efforts to elect the Executive as Chairman of the Board and the Executive shall serve as Chairman of the Board (if so elected) and as Chief Executive Officer and President of the Company and perform such duties and services appertaining to such positions as reasonably directed by the Board. The Executive's services shall be performed primarily at the Company's headquarters which shall be located in the Kansas City metropolitan area.

          (b)    Board Membership. The Executive is currently a member of the Board, and the Board shall propose the Executive for re-election to the Board throughout the Employment Period.

          (c)    Attention. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, shall use his reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

3.
Compensation. The Executive shall receive the following compensation for his services hereunder to the Company:

          (a)    Salary. Executive's annual base salary ("Annual Base Salary") will initially be his annual base salary as in effect immediately prior to the Effective Date, payable in accordance with the Company's general payroll practices in effect from time to time. During the Employment Term the Committee shall review the Annual Base Salary at least annually for possible discretionary adjustment. Any increase or decrease in the Annual Base Salary shall not serve to limit or reduce, or to increase, any other obligation of the Company under this Agreement.

          (b)    Incentive Compensation. During the Employment Period, the Executive shall participate in the Company's short-term incentive compensation plans and long-term incentive compensation plans in accordance with the terms thereof and on the same basis as other senior executive officers of the Company.

          (c)    Retirement and Welfare Benefit Plans. In addition to the benefits available under Section 3(b), during the Employment Period the Executive shall be eligible to participate in all other savings, retirement and welfare plans, practices, policies and programs applicable generally to employees and/or senior executive officers of the Company and its subsidiaries in accordance with the terms thereof, except with respect to any benefits under any plan, practice, policy or program to which the Executive has waived his rights in writing.

          (d)    Insurance. During the Employment Period, the Company shall provide the Executive with life insurance coverage providing a death benefit to such beneficiary or beneficiaries as the Executive may designate of three times his Annual Base Salary.

          (e)    Expenses. The Company shall reimburse the Executive for all documented expenses, including those for travel and entertainment, properly incurred by him in the performance of his duties hereunder, subject to any reasonable policies established from time to time by the Board.

          (f)    Fringe Benefits. During the Employment Period and so long as the Executive is employed by the Company, he shall be entitled to receive fringe benefits in accordance with the plans, practices, programs and policies of the Company from time to time in effect, commensurate with his position and in accordance with the terms thereof, on the same basis as other senior executive officers of the Company.

4.
Termination of Employment.

          (a)    Death. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period.

          (b)    By the Company for Cause. The Company may terminate the Executive's employment during the Employment Period for Cause.

          (c)    By the Company without Cause. Notwithstanding any other provision of this Agreement, the Company may terminate the Executive's employment for any reason other than for Cause during the Employment Period, but only upon the affirmative vote of two-thirds of the membership of the Board.

          (d)    By the Executive for Good Reason. The Executive may terminate his employment during the Employment Period for Good Reason.

          (e)    By the Executive without Good Reason. The Executive may terminate his employment for any reason other than Good Reason during the Employment Period.

          (f)    Notice of Termination. Any termination of Executive's employment during the Employment Period by the Company for any reason, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

5.
Obligations of the Company Upon Certain Events.

          (a)    Right to Certain Awards. (i) In the event that a Change Separation Event, a Separation Event or other termination of employment occurs during the Employment Period, Executive shall be entitled to receive from the Company the relevant benefits as described in Section 5(b), (c) or (d), as the case may be.

            (ii)    (A) In the event that a Change in Control occurs during the Employment Period all stock options, stock appreciation rights, restricted stock, or other awards (collectively, "Awards") then held by Executive pursuant to the provisions of any of the Company's stock or option plans or any successor plans (each, a "Stock Plan") shall become immediately vested, nonforfeitable and exercisable as of the date of the Change in Control and remain exercisable until the expiration date of such award, any termination of employment notwithstanding.

              (B)    In the event that a Separation Event occurs during the Employment Period all Awards held by Executive shall continue to vest as if Executive continued to be employed and may be exercised, to the extent exercisable, through, and shall terminate on the earlier of (x) the expiration date of such Award, any termination of employment notwithstanding, and (y) if applicable, the third anniversary of the last day of the Employment Period.

          (b)    Benefits upon a Change Separation Event. Executive shall be entitled to the following benefits upon a Change Separation Event:

            (i)    the Accrued Benefits;

            (ii)    the Accrued Compensation;

            (iii)    the Severance Benefits, payable in a lump sum within 30 days of the Date of Termination;

            (iv)    the Basic Bonus Amount;

            (v)    the Long-Term Incentive Amount;

            (vi)    except to the extent provided in Section 7(b), the Additional Benefits; and

            (vii)    the Outplacement Services.

          (c)    Benefits upon a Separation Event. Executive shall be entitled to the following benefits upon a Constructive or Separation Event:

            (i)    the Accrued Benefits;

            (ii)  the Accrued Compensation;

            (iii)  the Severance Benefits, payable in equal installments over the Payment Period in accordance with the Company's general payroll practices;

            (iv)  the Basic Bonus Amount;

            (v)  the Long-Term Incentive Amount;

            (vi)  except to the extent provided in Section 7(b), the Additional Benefits; and

  (vii)
  the Outplacement Services.

          (d)    Upon Executive's voluntary termination of employment other than for Good Reason, or upon termination of the Executive's employment for Cause, death or Disability, Executive shall be entitled to:

            (i)    the Accrued Compensation; and

            (ii)    the Accrued Benefits.

        6.    Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, plan, program, policy or practice provided by the Company and for which the Executive may qualify (except with respect to any benefit to which the Executive has waived his rights in writing), nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement entered into after the Effective Date with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any benefit, plan, policy, practice or program of, or any contract or agreement entered into with, the Company shall be payable in accordance with such benefit, plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

        7.    Full Settlement; Mitigation; Legal Fees; Arbitration. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 7(b) hereof, such amounts shall not be reduced whether or not the Executive obtains other employment.

          (b)    In the event that following the Employment Period the Executive becomes eligible for health and welfare plan benefits under the plans of another employer, the Company health and welfare benefits provided as Additional Benefits under Section 5 hereof shall be secondary.

          (c)    In the event of a Change Separation Event, the Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses which are reasonably incurred by the Executive as a result of the Company's refusal to provide any benefits or other amounts payable in accordance herewith, unless Executive's claim has been determined by a court of competent jurisdiction to have been frivolous. In addition to the foregoing, the Company shall reimburse Executive for his legal fees reasonably incurred in the negotiation of this Agreement in an amount not to exceed $8,000.

          (d)    Executive and the Company agree that if a dispute arises out of or is related to this Agreement or Executive's employment by the Company, other than a dispute regarding the obligations under Sections 8 or 9, such dispute shall, if not earlier resolved by negotiations of the parties, be submitted to binding arbitration under the Employment Section Rules of the American Arbitration Association, or the mutually agreed equivalent. Either party may provide written notice to the other party that the dispute is not able to be resolved by negotiation and such notifying party shall then contact the American Arbitration Association for appointment of an arbitrator to resolve such dispute. Any arbitration hearing shall take place in Kansas City, Missouri. In addition to all other remedies otherwise available to the Company or Executive, the Company and Executive shall have the right to injunctive relief to restrain and enjoin any actual or threatened breach by the other party of any provisions of Sections 7(d), 8 or 9.

        8.    Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and that shall not have been or now or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). During the Employment Period and thereafter, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

        9.    Non-Competition and Non-Solicitation. Executive acknowledges that he will forfeit all rights under this Agreement if, during the Employment Period, and for a period of three years thereafter: (x) Executive directly or indirectly, owns, manages, operates, controls, is employed by, performs services for, consults with, solicits business for, participates in, or is connected with the ownership, management, operation, or control of any business that is either directly or indirectly competitive with the products or services of the Company; or (y) Executive, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, induce employees, customers or suppliers of the Company or any affiliate thereof, to terminate their relationships with the Company or attempt to enter into any contractual arrangement with any employee, former employee, customer or former customer of the Company or any affiliate thereof.

        10.  Successors.

          (a)    Assignment by Executive. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b)    Successors and Assigns of Company. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns.

          (c)    Assumption. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its businesses and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

        11.    Certain Tax Reimbursement Payments. (a) Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution to or for the benefit of the Executive whether paid or payable or distributed or distributable pursuant to the terms of this Agreement (other than any payment under this Section 11) or otherwise would be subject to the excise tax imposed by Section 4999 of the Code or a similar section (such payment, a "Change in Control Payment" and such excise tax on all such Change in Control Payments, together with any interest and penalties thereon, collectively the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount determined by the Accounting

Firm such that after payment by the Executive of any tax thereon the Executive retains an amount of the Gross-Up Payment equal to the amount of the Excise Tax; provided, however, that if the aggregate value (as determined under Section 280G of the Code) of Change in Control Payments is less than 110% of the product of "3 times" the Executive's "base amount" (as defined in Section 280G(b)(3) of the Code) (such product, the "Golden Parachute Threshold"), then the Executive shall not be entitled to any Gross-Up Payment and, instead, the Change in Control Payments shall be reduced so that their aggregate value (as so determined) is equal to $1.00 less than the Golden Parachute Threshold.

        For purposes of this Section 11(a), Executive's applicable Federal, state and local taxes shall be computed at the maximum marginal rates, taking into account the effect of any loss of personal exemptions resulting from receipt of the Gross-Up Payment.

        (b)    Determinations. All determinations required to be made under this Section 11, including whether a Gross-Up Payment is required under Section 11(a), and the assumptions to be used in determining the Gross-Up Payment, shall be made by KPMG LLP, or such other firm as the Company may designate in writing prior to a Change in Control (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Executive within twenty business days of the receipt of notice from Executive that there has been a Change in Control, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the Person effecting the Change in Control or is otherwise unavailable, Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

        (c)    Subsequent Redeterminations. Executive agrees (unless requested otherwise by the Company) to use reasonable efforts to contest in good faith any subsequent determination by the Internal Revenue Service that Executive owes an amount of Excise Tax greater than the amount determined pursuant to Section 11(b) provided, that Executive shall be entitled to reimbursement by the Company of all fees and expenses reasonably incurred by Executive in contesting such determination. In the event the Internal Revenue Service or any court of competent jurisdiction determines that Executive owes an amount of Excise Tax that is either greater or less than the amount previously taken into account and paid under this Section 11, the Company shall promptly reimburse Executive, or Executive shall promptly reimburse the Company, as the case may be, the amount of such excess or shortfall. In the case of any payment that the Company is required to make to Executive pursuant to the preceding sentence (a "Later Payment"), the Company shall also reimburse Executive an additional amount such that after payment by Executive of all of Executive's applicable Federal, state and local taxes, including any interest and penalties assessed by any taxing authority, on such additional amount, Executive will retain an amount equal to the total of Executive's applicable Federal, state and local taxes, including any interest and penalties assessed by any taxing authority, arising due to the Later Payment. In the case of any reimbursement of Excise Tax that Executive is required to make to the Company pursuant to the second sentence of this Section 11(c), Executive shall also reimburse the Company the amount of any additional payment received by Executive from the Company in respect of applicable Federal, state and local taxes on such repaid Excise Tax, to the extent Executive is entitled to a refund of (or has not yet paid) such Federal, state or local taxes.

        12.    Certain Definitions.

        "Accounting Firm" has the meaning accorded such term in Section 11 hereof.

        "Accrued Benefits" means any benefits earned or accrued by Executive for the period through and including the Date of Termination under any employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein, including, without limitation, his accrued and vested benefits under the Company's qualified and non-qualified pension and retirement plans.

        "Accrued Compensation" means a lump sum in cash payable within 30 days after the Date of Termination in an amount equal to Executive's earned but unpaid Annual Base Salary and other earned but unpaid cash entitlements for the period through and including the Date of Termination, including any previously deferred cash compensation, unused earned and accrued vacation pay and unreimbursed documented business expenses.

        "Additional Benefits" means continued participation in the Company's Medical Plans for three years following the Date of Termination on the terms and conditions in effect immediately prior to such Date.

        "Affiliate" and "Associate" have the respective meanings accorded to such terms in Rule 12b-2 under the Exchange Act as in effect on the Effective Date.

        "Annual Base Salary" has the meaning accorded such term in Section 3 hereof.

        "Awards" has the meaning accorded such term in Section 5 hereof.

        "Award Termination Date" has the meaning accorded such term in Section 5 hereof.

        "Basic Bonus Amount" means an amount payable within 30 days after the Date of Termination, equal to Executive's target annual bonus opportunity for the year in which Executive's employment terminates times a fraction, the numerator of which is the number of days in such year ending on the Date of Termination and the denominator of which is 365.

        "Beneficial Ownership". A Person shall be deemed the "Beneficial Owner" of, and shall be deemed to "beneficially own" securities pursuant to Rule 13d-3 under the Exchange Act as in effect on the Effective Date.

        "Board" means the Board of Directors of the Company.

        "Cause" means Executive's:

          (i)    conviction of a (x) felony or (y) crime involving, fraud or dishonesty;

          (ii)    material failure to perform substantially all of his duties;

          (iii)  willful misconduct in the performance of his duties; or any

          (iv)  material breach of the Employment Agreement by the executive;

provided, however, in the case of (ii)-(iv) Executive shall be entitled to prior written notice of any such breach and the opportunity to cure or rebut any such breach during the 30 days following such notice.

        "Change in Control" means, and shall be deemed to have occurred upon any occurrence of any of the following events:

          (a)    Any Person (other than an Excluded Person) acquires, together with all Affiliates and Associates of such Person, Beneficial Ownership of securities representing 20% or more of the combined voting power of the Securities of the Company entitled to vote for members of the Board the Voting Stock then outstanding, unless such Person acquires Beneficial Ownership of 20% or more of the combined voting power of the Voting Stock then outstanding solely as a result of an acquisition of Voting Stock by the Company which, by reducing the Voting Stock outstanding, increases the proportionate Voting Stock beneficially owned by such Person (together with all Affiliates and Associates of such Person) to 20% or more of the combined voting power of the Voting Stock then outstanding; provided, that if a Person shall become the Beneficial Owner of 20% or more of the combined voting power of the Voting Stock then outstanding by reason of such Voting Stock acquisition by the Company and shall thereafter become the Beneficial Owner of any additional Voting Stock which causes the proportionate voting power of Voting Stock beneficially owned by such Person to increase to 20% or more of the combined voting power of the Voting Stock then outstanding, such Person shall, upon becoming the Beneficial Owner of such additional Voting Stock, be deemed to have become the Beneficial Owner of 20% or more of the combined voting power of the Voting Stock then outstanding other than solely as a result of such Voting Stock acquisition by the Company;

          (b)    During any period of 36 consecutive months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority of Directors then constituting the Board;

          (c)    A reorganization, merger or consolidation of the Company is consummated, in each case, unless, immediately following such reorganization, merger or consolidation, (i) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Voting Stock outstanding immediately prior to such reorganization, merger or consolidation, (ii) no Person (but excluding for this purpose any Excluded Person and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the voting power of the outstanding Voting Stock) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

          (d)    The shareholders of the Company approve (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of more than 50% of all of the assets of the Company, other than to any corporation with respect to which, immediately following such sale or other disposition, (A) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Voting Stock outstanding immediately prior to such sale or other disposition of assets, (B) no Person (but excluding for this purpose any Excluded Person and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the voting power of the outstanding Voting Stock) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

Notwithstanding the foregoing, in no event shall a "Change in Control" be deemed to have occurred (i) as a result of the formation of a Holding Company, or (ii) with respect to Executive, if Executive is part of a "group," within the meaning of Section 13(d)(3) of the Exchange Act as in effect on the Effective Date, which consummates the Change in Control transaction. In addition, for purposes of the definition of "Change in Control" a Person engaged in business as an underwriter of securities shall not be deemed to be the "Beneficial Owner" of, or to "beneficially own," any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

        "Change in Control Payment" has the meaning accorded such term in Section 11 hereof.

        "Change Separation Event" means any of the following events:

        (A)    The involuntary termination of Executive's employment by the Company during the 24-month period following a Change in Control other than (x) for Cause, or (y) by reason of Executive's death or Disability; or

        (B)    Executive's voluntary termination of employment for Good Reason during the 24-month period following a Change in Control provided that Executive's termination occurs within 90 days after the occurrence of the event constituting Good Reason.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Committee" means the Compensation Committee of the Board.

        "Company" has the meaning accorded such term in the introductory clause hereof.

        "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date specified in the Notice of Termination in accordance with the requirements of the applicable reason for such termination, (ii) if the Executive's employment is terminated by the Company other than for Cause, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, (iii) if the Executive's termination is voluntary and without Good Reason, the Date of Termination shall be the date on which the Executive notifies the Company of such termination, and (iv) if the Executive's employment is terminated by reason of death, the Date of Termination shall be the date of death.

        "Disability" means the Executive's long-term disability as determined under the Disability Plan.

        "Disability Plan" means the long-term disability plan (or any successor disability and/or survivorship plan adopted by the Company) in which Executive participates, as in effect immediately prior to the relevant event (subject to changes in coverage levels applicable to all employees generally covered by such Plan).

        "Effective Date" has the meaning accorded such term in Section 1 hereof.

        "Employment Period" has the meaning accorded such term in Section 1 hereof.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excise Tax" has the meaning accorded such term in Section 11 hereof.

        "Excluded Person" means (i) the Company; (ii) any of the Company's Subsidiaries; (iii) any Holding Company; (iv) any employee benefit plan of the Company, any of its Subsidiaries or a Holding Company; or (v) any Person organized, appointed or established by the Company, any of its Subsidiaries or a Holding Company or pursuant to the terms of any plan described in clause (iv).

        "Executive" has the meaning accorded such term in Section 1 hereof.

        "Golden Parachute Threshold" has the meaning accorded such term in Section 11 hereof.

        "Good Reason" means, without the Executive's written consent:

          (i)    a material, adverse reduction in the nature or scope of the Executive's office, position, duties, functions, responsibilities or authority from those offices, positions, duties, functions, responsibilities or authority he occupies and enjoys as of the Effective Date;

          (ii)    a material reduction of the executive's Annual Base Salary, incentive compensation opportunities or aggregate benefits unless such reduction is part of a policy, program or arrangement applicable to other senior executives;

          (iii)    a relocation of more than 35 miles of the Company's by principal offices; provided such new location is farther from Executive's residence than the prior location;

          (iv)    the failure of a successor to assume, whether by operation of law or otherwise, the Company's obligations hereunder;

provided, however, that Good Reason shall not occur until the Executive shall have given the Company written notice of any claimed Good Reason and the Company shall have failed to cure the same during the 30 days following such notice.

        "Gross-Up Payment" has the meaning accorded such term in Section 11 hereof.

        "Holding Company" means an entity that becomes a holding company for the Company or its businesses as a part of any reorganization, merger, consolidation or other transaction, provided that the outstanding shares of common stock of such entity and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is, immediately after such reorganization, merger, consolidation or other transaction, beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock outstanding immediately prior to such reorganization, merger, consolidation or other transaction in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or other transaction, of such outstanding Voting Stock.

        "Initial Term" has the meaning accorded such term in Section 1 hereof.

        "Later Payment" shall have the meaning accorded such term in Section 11 hereof.

        "Long Term Incentive Amount" means an amount payable within 30 days after the Date of Termination equal to Executive's target long-term incentive opportunity for the incentive or performance period in which Executive's employment terminates times a fraction, the numerator of which is the number of days in such period ending on the Date of Termination, and the denominator of which is the total number of days in such period.

        "Medical Plans" means the medical care plans (or any successor medical plans adopted by the Company) in which Executive participates, as in effect immediately prior to the relevant event (subject to changes in coverage levels applicable to all employees generally covered by such Plans).

        "Notice of Termination" has the meaning accorded such term in Section 4 hereof.

        "Outplacement Services" means the services of a national executive outplacement service firm, the aggregate cost to the Company of which shall not exceed $50,000

        "Payment Period" means the 36 month period commencing on the Date of Termination.

        "Pension Benefits" means benefits attributable to 3 years of additional credit for both age and service under the Company's tax-qualified and non-qualified pension plans; provided that if applicable provisions of the Code prevent payments in respect of such credit under the Company's tax-qualified pension plan, such payments shall be made under the Company's non-qualified pension plan.

        "Person" means any individual, corporation, partnership, association, trust or any other entity or organization.

        "Previous Contract" means the Employment Agreement between UtiliCorp United, Inc. dated November 6, 1996 and amended September 11, 1998.

        "Separation Event" means, other than during the 24-month period following a Change in Control, (A) the involuntary termination of Executive's employment by the Company other than (x) for Cause or (y) by reason of Executive's death or Disability or (B) Executive's voluntary termination of employment for Good Reason within 90 days after the occurrence of an event constituting Good Reason.

        "Severance Benefits" means cash compensation equal to three (3) times the sum of the amounts set forth in clauses (A) and (B) below:

        (A)    Executive's Base Salary as in effect immediately prior to a Change Separation Event or Separation Event, as the case may be; and

        (B)    the Executive's target annual bonus opportunity for the calendar year in which such Change Separation Event or Separation Event occurs, as the case may be.

        "Stock Plan" has the meaning accorded such term in Section 5 hereof.

        "Total Payments" has the meaning accorded such term in Section 11 hereof.

        "Voting Stock" means the combined voting power of the securities of the Company entitled to vote for members of the Board.

        13.    Miscellaneous.

          (a)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without reference to its principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board or a committee thereof, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.

          (b)    Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return-receipt requested, postage prepaid, addressed, in either case, at the Company's headquarters or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

          (c)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (d)    Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (e)    No Waiver. The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(d) of this Agreement, or the right of the Company to terminate the Executive's employment for Cause pursuant to Section 4(b) of this Agreement shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          (f)    Equitable Remedies. Executive agrees that it would be impossible or inadequate to measure and calculate the Company's damages from any breach of the covenants set forth in

  Sections 8 and 9. Accordingly, Executive agrees that if he breaches or threatens to breach any of such covenants, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from any court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Executive further agrees that no bond or other security will be required in obtaining such equitable relief, and hereby consents to the issuance of such injunction and to the ordering of specific performance. Executive hereby acknowledges that any breach of any of such covenants shall entitle the Company to cease (i) the payment to him of any amounts otherwise required to be paid and (ii) the vesting of any equity interest that Executive may have in the Company.

          (g)    Entire Agreement. This instrument contains the entire agreement of the Executive, the Company or any predecessor or subsidiary thereof with respect to the subject matter hereof, and may be modified only by a writing signed by the parties hereto. Except to the extent provided by Section 6, all promises, representations, understandings, arrangements and prior agreements including, without limitation, the Previous Contracts between the Executive and the Company, are merged herein and superseded hereby.

        IN WITNESS WHEREOF, the Executive and, pursuant to due authorization from its Board of Directors, the Company have caused this Agreement to be executed as of the day and year first above written.

AQUILA, INC.
By:
/s/ HERMAN CAIN Name: Herman Cain Title: Chairman of Compensation Committee

/s/ RICHARD C. GREEN, JR. Richard C. Green, Jr.

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  Exhibit 10.1